Exhibit 5.5

Atlanta • Washington

June 20, 2006

CRC Health Corporation

20400 Stevens Creek Boulevard

Suite 600

Cupertino, California 95014

Re:	$200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation issued in exchange for $200,000,000 aggregate principal amount outstanding of 10 3/4% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation and the related Guarantee

Ladies and Gentlemen:

We have acted as special counsel in the State of Georgia (the “State”) to Cartersville Center, Inc., a Georgia corporation (“Guarantor”), which we understand to be an indirect wholly-owned subsidiary of CRC Health Corporation, a Delaware corporation (the “Issuer”), in connection with (i) the proposed issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Initial Notes”), which have not been, and will not be, so registered, and (ii) the guarantee of the Exchange Notes (the “Guarantee”) by the Guarantor. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K in connection with the filing of a registration statement on Form S-4 filed by the Issuer and the Guarantor with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Guarantees under the Securities Act.

The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of February 6, 2006 (the “Indenture”), between the Issuer, CRCA Merger Corporation, a Delaware corporation, the Guarantor, the other subsidiaries named on the signature pages thereto and U.S. Bank National Association, as trustee. The terms of the Guarantee are contained in the Indenture and the Guarantee will be issued pursuant to the Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

One Atlantic Center  •  Fourteenth Floor  •  1201 West Peachtree Street, NW  •  Atlanta, GA 30309-3488

Tel: 404.572.6600    •    Fax: 404.572.6999

www.pogolaw.com

CRC Health Corporation

June 20, 2006

In connection with this opinion, we have reviewed copies of the executed originals of the following documents:

1.	the Indenture;

2.	the Registration Rights Agreement dated February 6, 2006 (the “Registration Rights Agreement”) by and among the Issuer, the guarantors listed in Schedule I thereto and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the several initial purchasers named on the signature pages thereto; and

3.	the articles of incorporation, bylaws and resolutions of the board of directors of the Guarantor certified by the corporate secretary of the Guarantor as accurate and complete as of June 20, 2006 and February 6, 2006.

We have also examined a Certificate of Existence dated June 1, 2006 issued by the Secretary of State of the State of Georgia with respect to the Guarantor (the “Certificate of Existence”), and our opinion in paragraph 1 below regarding good standing of the Guarantor is limited to the meaning ascribed to such Certificate of Existence under Georgia law.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on the Certificate of Existence and the representations made in the Indenture, certificates and other documents and other inquiries of officers of the Issuer and the Guarantor.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

Our representation of the Guarantor has been limited to acting as special Georgia counsel for purposes of rendering this opinion and we have not generally acted as counsel to the Guarantor. Consequently, our opinion in paragraph 4 below is limited to internal laws of the State which in our experience are normally applicable to general business organizations not engaged in regulated business activities and to transactions of the type contemplated in the Indenture and we have not made any independent investigations as to any other laws.

CRC Health Corporation

June 20, 2006

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Guarantor is validly existing and in good standing under the laws of the State.

2.	The Indenture has been duly authorized and executed by the Guarantor.

3.	The Guarantee has been duly authorized by the Guarantor.

4.	The execution of the Indenture by the Guarantor and the performance by the Guarantor of the terms and provisions thereof do not, and the performance of the terms and provisions of the Guarantee in accordance with the Indenture will not, violate any laws of the State.

The opinions expressed herein are subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) with respect to any indemnity, waiver (including waiver relating to certain rights of guarantors) and similar provisions contained in the Indenture, the Guarantee, the Initial Notes or the Exchange Notes, public policy considerations.

The opinions expressed herein are limited to the laws of the State of Georgia without regard to principles of conflicts of laws. We express no opinion herein as to any securities or “blue sky” laws or compliance with fiduciary requirements. In addition, we express no opinion as to the enforceability of any of the Indenture, the Guarantee, the Initial Notes or the Exchange Notes.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. We also hereby consent that Ropes & Gray LLP may rely upon this opinion in rendering the opinion provided by them for inclusion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

POWELL GOLDSTEIN LLP